Exhibit 10.4

Execution Version

TRANSPORTATION SERVICES AGREEMENT

(LAR Interconnecting Pipelines)

This TRANSPORTATION SERVICES AGREEMENT (this “Agreement”) is dated as of August 6, 2018, by and between Tesoro SoCal Pipeline Company LLC, a Delaware limited liability company (“Provider”) and Tesoro Refining & Marketing Company LLC, a Delaware limited liability company (“Customer”), Provider and Customer may each be referred to herein as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, on the date hereof, Customer will contribute certain assets and interests to Andeavor Logistics LP, a Delaware limited partnership (the “Partnership”), and the Partnership will contribute those assets and interests to Provider, all on the terms and conditions set forth in that certain Contribution, Conveyance and Assumption Agreement dated as of the date hereof;

WHEREAS, on the date hereof, the Parties will execute a Construction Services Agreement pursuant to which Customer will construct and place into service the LAR Interconnecting Pipelines;

WHEREAS, Provider will from and after the date hereof operate the LAR Interconnecting Pipelines pursuant to this Agreement; and

WHEREAS, Provider and Customer desire to enter into this Agreement with respect to the LAR Interconnecting Pipelines to memorialize the terms of their commercial relationship.

NOW, THEREFORE, in consideration of the covenants and obligations contained herein, the Parties hereby agree as follows:

1. DEFINITIONS

The definitions set forth below shall apply whenever a capitalized term specified below is used in this Agreement.

“Agreement” has the meaning set forth in the Preamble.

“Applicable Law” means any applicable statute, law, regulation, ordinance, rule, determination, judgment, rule of law, order, decree, permit, approval, concession, grant, franchise, license, requirement, or any similar form of decision of, or any provision or condition of any permit, license or other operating authorization issued by any Governmental Authority having or asserting jurisdiction over the matter or matters in question, whether now or hereafter in effect.

“Barrel” means a volume equal to 42 U.S. gallons of 231 cubic inches each, at 60 degrees Fahrenheit under one atmosphere of pressure.

“bpd” means Barrels per day.

“Business Day” means a day, other than a Saturday or Sunday, on which banks in New York, New York are open for the general transaction of business.

“Capacity Expansion” has the meaning set forth in Section 3(c).

“Capacity Resolution” has the meaning set forth in Section 14(c).

“Carson Refinery Unit” means Customer’s refinery unit located in Los Angeles, California, which is located to the west of Alameda Boulevard, as further described on Schedule A.

“Commencement Date” has the meaning set forth in Section 4.

“Confidential Information” means all confidential, proprietary or non-public information of a Party, whether set forth in writing, orally or in any other manner, including all non-public information and material of such Party (and of companies with which such Party has entered into confidentiality agreements) that another Party obtains knowledge of or access to, including non-public information regarding products, processes, business strategies and plans, customer lists, research and development programs, computer programs, hardware configuration information, technical drawings, algorithms, know-how, formulas, processes, ideas, inventions (whether patentable or not), trade secrets, schematics and other technical, business, marketing and product development plans, revenues, expenses, earnings projections, forecasts, strategies, and other non-public business, technological, and financial information.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.

“Customer” has the meaning set forth in the Preamble.

“Customer Indemnitee(s)” has the meaning set forth in Section 16(a).

“Customer Termination Notice” has the meaning set forth in Section 13(b).

“Dedicated Capacity” has the meaning set forth in Section 3(b).

“DOT” means the U.S. Department of Transportation.

“Extension Period” has the meaning set forth in Section 5(a).

“First Offer Period” has the meaning set forth in Section 12(e).

“Force Majeure” means circumstances not reasonably within the control of Provider and which, by the exercise of due diligence, Provider is unable to prevent or overcome that prevent performance of Provider’s obligations hereunder, including: acts of God, strikes, lockouts or other industrial disturbances, wars, riots, fires, floods, storms, orders of courts or Governmental Authorities, explosions, terrorist acts, breakage, accident to machinery, storage tanks or lines of pipe and inability to obtain or unavoidable delays in obtaining material or equipment and similar events.

“Force Majeure Notice” has the meaning set forth in Section 13(a).

“Force Majeure Period” has the meaning set forth in Section 13(a).

“FERC” means the Federal Energy Regulatory Commission.

“Governmental Authority” means any federal, state, local or foreign government or any provincial, departmental or other political subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory, administrative or other governmental functions or any court, department, commission, board, bureau, agency, instrumentality or administrative body of any of the foregoing.

“Indemnified Group” shall be the Provider Indemnitees or the Customer Indemnitees, as applicable.

“Initial Capacity” has the meaning set forth in Section 3(b).

“Initial Term” has the meaning set forth in Section 5(a).

“LAR Interconnecting Pipelines” or “Los Angeles Refinery Interconnecting Pipelines” means the pipelines that Provider owns and operates as depicted and further described on Schedule A and located in Los Angeles, California, which interconnect tanks and refining units within the Refinery.

“MAOP” has the meaning set forth in Section 2(c)(i).

“Month” means the period commencing on the Commencement Date and ending on the last day of the calendar month in which service begins and each successive calendar month thereafter.

“Notice Period” has the meaning set forth in Section 15.

“Partnership” has the meaning set forth in the Recitals.

“Partnership Change of Control” means Andeavor ceases to Control the general partner of the Partnership.

“Party” and “Parties” each have the meaning set forth in the Preamble.

“Person” means any individual, partnership, limited partnership, joint venture, corporation, limited liability company, limited liability partnership, trust, unincorporated organization or Governmental Authority or any department or agency thereof.

“Products” means DGO (sweet gasoil), light cycle oil (LCO) and URD (hydrocracker feed), naphtha/blend components, butylene, propylene (RGP), and butane, in each case, to the extent permitted under the applicable Transportation Service Order.

“Provider” has the meaning set forth in the Preamble.

“Provider Indemnitee(s)” has the meaning set forth in Section 16(b).

“Receiving Party Personnel” has the meaning set forth in Section 20(d).

“Refinery” means Customer’s refinery located in Los Angeles, California, consisting of the Carson Refinery Unit and the Wilmington Refinery Unit.

“Restoration” has the meaning set forth in Section 14(b)(iii).

“Special Damages” has the meaning set forth in Section 11(a).

“Surcharge” has the meaning set forth in Section 6(e)(i).

“Suspension Notice” has the meaning set forth in Section 15.

“Term” has the meaning set forth in Section 5(a).

“Termination Notice” has the meaning set forth in Section 13(a).

“Transportation Right of First Refusal” has the meaning set forth in Section 12(e).

“Transportation Services Fee” has the meaning set forth in Section 6(a).

“Transportation Service Order” has the meaning set forth in Section 7(a).

“Wilmington Refinery Unit” means Customer’s refinery unit located in Los Angeles, California, which is located to the east of Alameda Boulevard, as further described on Schedule A.

2. TRANSPORTATION SERVICES; SCHEDULING; OPERATIONS

(a) Transportation Services.

(i) The services provided by Provider pursuant to this Agreement shall consist of the transportation and throughput of Products on the LAR Interconnecting Pipelines, including operation of pumps and other ancillary facilities to effectuate such transportation, as set forth on a Transportation Service Order.

(ii) Subject to Force Majeure, interruptions for routine repair and maintenance consistent with customary refined petroleum products pipeline standards, and any applicable regulatory requirements, Provider shall throughput all Products that Customer requests Provider to transport on the LAR Interconnecting Pipelines up to the Dedicated Capacity of the LAR Interconnecting Pipelines. As set forth in an applicable Transportation Service Order, Provider shall be responsible for pumping the Products identified on such Transportation Service Order through the LAR Interconnecting Pipelines sufficient for their movement from the origin to the final destination. Customer shall be responsible for making arrangements for the scheduling, origin and destination of Products shipped through the LAR Interconnecting Pipelines.

(b) Scheduling. Provider and Customer shall coordinate and mutually agree with each other regarding shipment schedules, the LAR Interconnecting Pipelines and the Refinery. Provider shall not be obligated to make any shipment at any time when a connecting tank, any LAR Interconnecting Pipeline, or a Refinery unit is not prepared to deliver or receive it, as applicable, or when doing so would result in an unsafe operating condition.

(c) Operations.

(i) From time to time, Provider may designate a maximum allowable operating pressure (“MAOP”) on each of the LAR Interconnecting Pipelines, which may be changed by Provider in its sole discretion upon prior notice to Customer; provided, however, that if Provider should ever reduce the maximum operating pressure of the LAR Interconnecting Pipelines such that Provider is no longer capable of maintaining the Dedicated Capacity of the LAR Interconnecting Pipelines, then Customer may exercise its rights and remedies under Section 14 below. As of the date hereof, the designated maximum operating pressure for each of the LAR Interconnecting Pipelines is set forth on Schedule A. Customer shall not deliver any Products into the LAR Interconnecting Pipelines at a pressure that exceeds or could cause the LAR Interconnecting Pipelines to exceed its MAOP, and in the event that Customer determines that an ongoing delivery through the LAR Interconnecting Pipelines may exceed the MAOP of the LAR Interconnecting Pipelines, Customer shall immediately shut down the delivery and cause the pressure to be reduced. Customer shall immediately notify Provider any time the MAOP of the LAR Interconnecting Pipelines has been exceeded. Provider shall conduct all pumping operations in accordance with applicable DOT regulations, using adequately trained and qualified personnel.

(ii) Customer shall be responsible for providing all linefill in the LAR Interconnecting Pipelines and for providing all materials for line flushing and pushing products movements through the LAR Interconnecting Pipelines to their destination and for any required line flushes. Customer shall be solely responsible for receiving, handling and disposing of any transmix generated in connection with operation of the LAR Interconnecting Pipelines. If Provider determines, in its sole discretion, that Products must be removed from the LAR Interconnecting Pipelines to accommodate any inspections or repairs, then Customer shall promptly comply with such requests.

(iii) Provider shall have no obligation to measure volume gains or losses of Products in the normal course of transportation, and shall have no liability to Customer for physical losses of or degradation of Products, losses resulting from the negligent or wrongful acts and omissions of Provider, its agents, employees or contractors or breach of this Agreement or any applicable Transportation Service Order by Provider, its agents, employees or contractors; provided that Provider shall not be responsible to Customer for any Product losses and/or shortages for which Customer is compensated by its insurance carrier. Provider will not provide insurance for Customer’s Products.

3. EXCLUSIVE USE; RESERVED CAPACITY; PRODUCT SPECIFICATIONS

(a) Exclusive Use. Subject to Applicable Law, during the Term, the LAR Interconnecting Pipelines shall be dedicated exclusively to the use of Customer, and Provider shall not use any portion of the LAR Interconnecting Pipelines to provide services for any third party. The LAR Interconnecting Pipelines shall be used exclusively by Customer for throughput of volumes within the Refinery in support of Customer’s operations.

(b) Capacity. Provider represents to Customer that as of the Commencement Date, the average throughput capacity of the LAR Interconnecting Pipelines is set forth on Schedule A (as may be amended) (the “Initial Capacity”). Provider agrees to reserve the entire throughput capacity of the LAR Interconnecting Pipelines (including any increase in the throughput capacity of the LAR Interconnecting Pipelines in connection with a Capacity Expansion) for throughput of Products by Customer. As of the Commencement Date, the dedicated capacity of the LAR Interconnecting Pipelines shall equal the Initial Capacity, as may be amended or modified in a Transportation Service Order (“Dedicated Capacity”).

(c) Capacity Expansion. Customer may at any time make a written request to Provider to increase the throughput capacity of the LAR Interconnecting Pipelines or to construct any new pipelines within the Refinery (a “Capacity Expansion”), and shall include in such written request the parameters and specifications of the requested Capacity Expansion. Upon receiving such a request, Provider shall promptly evaluate the relevant factors related to such request, including, without limitation: engineering and design criteria; limitations affecting such Capacity Expansion and any related tankage; cost and financing factors; and the effect of such Capacity Expansion on the overall operation of, and regulations applicable to, the LAR Interconnecting Pipelines. If Provider determines that such a Capacity Expansion is operationally feasible, Provider shall present a proposal to Customer concerning the design of such Capacity Expansion, its projected costs and how such costs might be funded by or recovered from Customer. If Provider determines that such a Capacity Expansion is not operationally feasible, it shall provide Customer with an explanation of and justification for why it made such determination. If Provider notifies Customer that the Capacity Expansion may be operationally feasible, the Parties shall negotiate reasonably and in good faith to determine appropriate terms and conditions for the Capacity Expansion, which shall include, without limitation, the scope of the Capacity Expansion, the appropriate timing for constructing the Capacity Expansion, and a mechanism for Provider to recover its costs plus a reasonable return on capital associated with such Capacity Expansion, which may include, without limitation, direct funding of all or part of the costs by Customer and an increase in the Transportation Services Fee. Any agreed upon Capacity Expansion hereunder shall be set forth in a Transportation Service Order.

(d) Product Specifications. Customer shall not deliver and/or throughput any Products which: (i) would in any way be injurious to the LAR Interconnecting Pipelines; (ii) would render the LAR Interconnecting Pipelines unfit for its customary usages; or (iii) may not be lawfully delivered and/or throughput at the LAR Interconnecting Pipelines.

4. COMMENCEMENT DATE

The commencement date of this Agreement shall be August 6, 2018 (“Commencement Date”).

5. TERM

(a) The initial term of this Agreement shall commence on the Commencement Date and shall continue through August 6, 2028 (the “Initial Term”); provided, however, that Customer may, at its option, extend the Initial Term for up to two (2) renewal terms of five (5) years each (each, an “Extension Period”) by providing written notice of its intent to Provider no less than three hundred sixty-five (365) calendar days prior to the end of the Initial Term or the then-current Extension Period. The Initial Term and any Extension Period shall be referred to herein as the “Term”.

(b) If Customer has not provided written notice of its intent to extend the Initial Term for the first Extension Period pursuant to Section 5(a), Provider may, at its option, provide written notice to Customer no less than ninety (90) days prior to the end of the Initial Term to extend the Initial Term for an additional two (2) years and, if exercised, such additional two (2) years shall be considered part of the “Term” of the Agreement.

6. FEES AND REIMBURSEMENT FOR CAPITAL EXPENDITURES

(a) Transportation Services Fee. Commencing as of the Commencement Date, Customer shall pay a Monthly fee as set forth in a Transportation Service Order (the “Transportation Services Fee”), to reserve all of the Dedicated Capacity of the LAR Interconnecting Pipelines pursuant to the terms and conditions of this Agreement. Such fee shall include all pumping and shipment between and within the Refinery on the LAR Interconnecting Pipelines. The Transportation Services Fee shall be payable by Customer on a Monthly basis throughout the Term, regardless of the actual volumes of Products throughput by Provider on behalf of Customer; provided, however, that the Parties shall from time to time negotiate an appropriate adjustment to the Transportation Services Fee if the following conditions are met: (i) Customer requires the full Dedicated Capacity; (ii) the full Dedicated Capacity is not available to Customer for any reason (other than any reason resulting from or relating to actions or inactions by Customer); and (iii) Provider is unable to otherwise accommodate the actual volumes of Products required to be throughput by Customer pursuant to the terms of this Agreement. Such adjustment to the Transportation Services Fee shall be made in proportion to the reduction in Dedicated Capacity for any time period compared with the Dedicated Capacity then in effect for the LAR Interconnecting Pipelines. (For example, if the Transportation Services Fee applicable to the Dedicated Capacity of the LAR Interconnecting Pipelines is $0.80 per Barrel per Month x 345,000 Barrels = $276,000, and if the Dedicated Capacity in the then-applicable Transportation Service Order is 301,000 Barrels, and if the Dedicated Capacity falls 10% to 270,900, then the Transportation Services Fee during the period in which the full Dedicated Capacity is not available to Customer for any reason (other than any reason resulting from or relating to actions or inactions by Customer) would be reduced by 10% to $248,400.) Prior to the calculation of a reduced Transportation Services Fee in the manner set forth above, there shall have been at least a consecutive thirty (30) day interruption in service. Any such adjustment to the Transportation Services Fee pursuant to this Section 6(a) may be set forth in a Transportation Service Order or as otherwise documented by the Parties.

(b) Index-Based Changes. All fees set forth in this Agreement and any Transportation Service Order shall be increased on July 1 of each year of the Term, commencing on July 1, 2019, by a percentage equal to the greater of zero or the positive change in the CPI-U (All Urban Consumers) for the prior calendar year, as reported by the U.S. Bureau of Labor Statistics and rounded to the nearest one-tenth (1/10) of one percent (1%).

(c) Reimbursement for Requested Expenditures. Customer shall reimburse Provider for the actual cost of any expenditures that Provider agrees to make upon Customer’s request. The means of paying such reimbursement shall be set forth in a Transportation Service Order, and may include direct reimbursement, either before or after Provider incurs such expenditures or an additional ongoing fee to reimburse Provider for its expenditures.

(d) Reimbursement for Newly Imposed Taxes And Regulations. Customer shall promptly pay or reimburse Provider for any newly imposed taxes, levies, royalties, assessments, licenses, fees, charges, surcharges and sums due of any nature whatsoever (other than income taxes, gross receipt taxes and similar taxes) by any federal, state or local government or agency that Provider incurs on Customer’s behalf for the services provided by Provider under this Agreement or any Transportation Service Order. If Provider is required to pay any of the foregoing, Customer shall promptly reimburse Provider in accordance with the payment terms set forth in this Agreement. Any such newly imposed taxes or regulatory fees shall be specified in an applicable Transportation Service Order.

(e) Surcharges.

(i) If, during the Term, any existing laws or regulations are changed or any new laws or regulations are enacted that require Provider to make substantial and unanticipated expenditures (whether capitalized or otherwise) with respect to the LAR Interconnecting Pipelines or the services provided pursuant to this Agreement or any Transportation Service Order, Provider may, subject to the terms of this Section 6(e), impose a surcharge to increase the applicable service fees (“Surcharge”) to cover Customer’s pro rata share of the cost of complying with these laws or regulations, based upon the percentage of Customer’s use of the services or facilities impacted by such new laws or regulations.

(ii) Provider shall notify Customer of any proposed Surcharge to be imposed pursuant to Section 6(e)(i) sufficient to cover the cost of any required capital or expense projects for the LAR Interconnecting Pipelines and any ongoing increased operating costs. The Parties then shall negotiate in good faith for up to thirty (30) days to mutually determine the effect of the change in law or regulation or new law or regulation, the cost thereof, and how such cost shall be amortized at an interest rate of no more than nine percent (9%), collectively, as a Surcharge, with the understanding that the Parties shall use their reasonable commercial efforts to mitigate the impact of, and comply with, these laws and regulations. Without limiting the foregoing, if expenditures requiring a Surcharge may be avoided or reduced through changes in operations, then the Parties shall negotiate in good faith to set forth the appropriate changes in a Transportation Service Order to evidence the reduction of the amount of a Surcharge while leaving the Parties in the same relative economic position they held before the laws or regulations were changed or enacted.

(iii) In the event any Surcharge results in less than a fifteen percent (15%) increase in the applicable service fees, Customer will be assessed such Surcharge on all future invoices during the period in which such Surcharge is in effect for the applicable amortization period, and Provider shall not terminate the affected service from this Agreement.

(iv) In the event any Surcharge results in a fifteen percent (15%) or more increase in the applicable service fees, Provider shall notify Customer of the amount of the Monthly Surcharge required to reimburse Provider for its costs, plus carrying costs, together with reasonable supporting detail for the nature and amount of any such Surcharge.

(A) If within thirty (30) days of such notification provided in Section 6(e)(iv), Customer does not agree to pay such Surcharge or to reimburse Provider up front for its costs, Provider may elect to either:

(1) require Customer to pay such Surcharge, up to a fifteen percent (15%) increase in the applicable service fees; or

(2) terminate the service under this Agreement to which the Surcharge applies, upon notice to Customer.

(B) Provider’s performance obligations under this Agreement shall be suspended or reduced during the above thirty (30)-day period to the extent that Provider would be obligated to make such expenditures to continue performance during such period.

(v) Following a resolution with respect to the amount and manner of payment of a Surcharge pursuant to this Section 6, the Parties shall execute an appropriate Transportation Service Order memorializing the terms of such resolution.

(vi) In lieu of paying the Surcharge in connection with any required capital project, Customer may, at its option, elect to pay the full cost of the substantial and unanticipated expenditures upon completion of the applicable project.

7. TRANSPORTATION SERVICE ORDERS

(a) Description. On the date hereof, Provider and Customer shall enter one or more transportation service orders for the LAR Interconnecting Pipelines substantially in the form attached hereto as Exhibit 1 (each, a “Transportation Service Order”). The Parties may agree to enter into additional Transportation Service Orders following the date hereof. Upon a request by Customer pursuant to this Agreement or as deemed necessary or appropriate by Provider in connection with the services to be delivered pursuant hereto, Provider shall generate a Transportation Service Order to set forth the specific terms and conditions for providing the applicable services described therein and the applicable fees to be charged for such services. No Transportation Service Order shall be effective until fully executed by both Provider and Customer.

(b) Conflicts. In case of any conflict between the terms of this Agreement and the terms of any Transportation Service Order, the terms of the applicable Transportation Service Order shall govern.

8. INVOICE AND PAYMENTS

Provider shall invoice Customer for services provided pursuant to this Agreement or any Transportation Service Order on a monthly basis and Customer shall pay all amounts due under this Agreement and any Transportation Service Order no later than ten (10) calendar days after Customer’s receipt of Provider’s invoices. Any past due payments owed by Customer shall accrue interest, payable on demand, at the lesser of (a) the rate of interest announced publicly by JPMorgan Chase Bank, in New York, New York, as JPMorgan Chase Bank’s prime rate (which Parties acknowledge and agree is announced by such bank and used by the Parties for reference purposes only and may not represent the lowest or best rate available to any of the customers of such bank or the Parties), plus four percent (4%), and (b) the highest rate of interest (if any) permitted by Applicable Law, from the due date of the payment through the actual date of payment.

9. CUSTODY TRANSFER AND TITLE

(a) Custody. Provider shall be deemed to have custody of any Product being transported through the LAR Interconnecting Pipelines to the nominated destination at the time as the applicable Product enters the inlet flange of the applicable LAR Interconnecting Pipeline and until the time as the applicable Product enters the outlet flange of the applicable LAR Interconnecting Pipeline. Upon redelivery of any Products to Customer’s account, Customer shall become solely responsible for any loss, damage or injury to Person or property or the environment, arising out of transportation, possession or use of such Products after transfer of custody.

(b) Title to Products. Title and risk of loss to all Customer’s Products received at the LAR Interconnecting Pipelines shall remain with Customer at all times. Both Parties acknowledge that this Agreement represents a bailment of Products by Customer to Provider and not a consignment of same, it being understood that Provider has no authority hereunder to sell or seek purchasers for Products of Customer. Customer hereby warrants that it shall, at all times, have good title to and the right to deliver Products pursuant to the terms of this Agreement and any Transportation Service Order.

(c) Lien Waiver. Provider hereby waives, relinquishes and releases any and all liens, including without limitation, any and all warehouseman’s liens, custodian’s liens, rights of retention and/or similar rights under all Applicable Laws, which Provider would or might otherwise have under or with respect to the Products throughput or handled hereunder. Provider further agrees to furnish documents reasonably acceptable to Customer and its lender(s) (if applicable), and to reasonably cooperate with Customer in assuring and demonstrating that Products titled in Customer’s name shall not be subject to any lien on the LAR Interconnecting Pipelines or Provider’s Products throughput through the LAR Interconnecting Pipelines.

(d) Title to LAR Interconnecting Pipelines. Customer acknowledges that Customer has or acquires no right, title or interest in or to the LAR Interconnecting Pipelines, except the right to deliver Products through the LAR Interconnecting Pipelines as set forth herein; provided, however, that this limitation does not apply to the underlying fee title of lands on which the LAR Interconnecting Pipelines are located. Provider shall retain control of the LAR Interconnecting Pipelines at all times.

(e) Operation of Portions of LAR Interconnecting Pipelines Owned by Customer. To the extent that Customer remains the owner or holder of any right of way or permits rights or a party to any franchise agreement associated with the LAR Interconnecting Pipelines, Customer shall not voluntarily assign, release or relinquish any right of way, franchise or permits rights held by Customer and required for operation of the LAR Interconnecting Pipelines. Customer shall pay all fees and costs required to maintain such right of way, franchise or permits and shall comply in all material respects with any insurance requirements or other obligations under such right of way, franchise or permits. Provider shall reimburse Customer for any fees, costs, insurance premiums, ad valorem or other related real property taxes or other liabilities that Customer incurs by reason of holding such right of way or permit or being a party to any franchise agreement. Provider agrees to comply in all respects with any covenants or other obligations under such rights of way, permits or franchise agreements until the earlier of the expiration of such rights of way, permits or franchise agreements or Provider obtaining its own rights of way, permit or franchise agreement.

10. REGULATORY MATTERS AND APPLICABLE LAW

(a) Regulatory Matters. As of the date of this Agreement, the shipment of Products on the LAR Interconnecting Pipelines is not subject to regulation by the FERC or the State of California. Provider shall provide services relating to the LAR Interconnecting Pipelines only to Customer in connection with the operation of the Refinery, and Provider shall not offer services relating to the LAR Interconnecting Pipelines to the public or third parties. Notwithstanding the above, in the event Provider should ever be required to file a tariff with any Governmental Authority with respect to the LAR Interconnecting Pipelines, to the maximum extent permitted under Applicable Law, Provider shall ensure that any such tariffs do not prejudice any of Customer’s rights under the terms of this Agreement.

(b) Compliance with Applicable Law. The Parties are entering into this Agreement and any Transportation Service Order in reliance upon and shall fully comply with all Applicable Law which directly or indirectly affect the Products to be throughput hereunder, or any receipt, throughput delivery, transportation, handling or storage of Products hereunder or the ownership, operation or condition of the LAR Interconnecting Pipelines. Each Party shall fully comply with all Applicable Law associated with such Party’s respective performance hereunder and the maintenance and operation of such Party’s facilities. In the event any action or obligation imposed upon a Party under this Agreement or any Transportation Service Order shall at any time be in conflict with any requirement of Applicable Law, then this Agreement or any Transportation Service Order, shall immediately be modified to conform the action or obligation so adversely affected to the requirements Applicable Law, and all other provisions of this Agreement and/or any Transportation Service Order shall remain effective.

(c) Material Change in Applicable Law. If during the Term, any new Applicable Law becomes effective or any existing Applicable Law are or its interpretations is materially changed, which change is not addressed by another provision of this Agreement or any Transportation Service Order and has a material adverse economic impact upon a Party, either Party, acting in good faith, shall have the option to request renegotiation of the relevant provisions of this Agreement or such Transportation Service Order with respect to future performance. The Parties shall then meet and negotiate in good faith amendments to this Agreement that will conform this Agreement to the new Applicable Law while preserving the Parties’ economic, operational, commercial and competitive arrangements in accordance with the understandings set forth herein.

11. LIMITATION ON LIABILITY AND LIMITATION OF WARRANTIES

(a) No Special Damages. Notwithstanding anything to the contrary contained herein, no Party shall be liable or responsible to another Party or any member of such other Party’s Indemnified Group for any consequential, incidental, or punitive damages, or for loss of profits or revenues (collectively referred to as “Special Damages”) incurred by such Party or any member of such Party’s Indemnified Group that arise out of or relate to this Agreement, REGARDLESS OF WHETHER ANY SUCH CLAIM ARISES UNDER OR RESULTS FROM CONTRACT, NEGLIGENCE, OR STRICT LIABILITY OF THE PARTY WHOSE LIABILITY IS BEING WAIVED HEREBY; provided that the foregoing limitation is not intended and shall not affect Special Damages actually awarded to a third party or assessed by a Governmental Authority and for which a Party or any member of such Party’s Indemnified Group is properly entitled to indemnification from another Party pursuant to the express provisions of this Agreement.

(b) No Guarantees or Warranties. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NO PARTY MAKES ANY GUARANTEES OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE. PROVIDER SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTY OF MERCHANTABILITY AND/OR ANY IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE.

12. TERMINATION; RIGHT TO ENTER INTO NEW AGREEMENT

(a) Termination for Default. A Party shall be in default under this Agreement if:

(i) the Party materially breaches any provision of this Agreement or a Transportation Service Order, which breach has a material adverse effect on the other Party (with such material adverse effect being determined based on this Agreement and all Transportation Service Orders considered as a whole), and such breach is not excused by Force Majeure or cured within fifteen (15) Business Days after notice thereof (which notice shall describe such breach in reasonable detail) is received by such Party (unless such failure is not capable of being cured in a commercially reasonable manner within such fifteen (15) Business Day period in which case such Party shall have commenced remedial action to cure such breach and shall continue to diligently and timely pursue the completion of such remedial action after such notice); or

(ii) the Party (A) files a petition or otherwise commences, authorizes or acquiesces in the commencement of a proceeding or cause of action under any bankruptcy, insolvency, reorganization or similar Applicable Law, or has any such petition filed or commenced against it; (B) makes an assignment or any general arrangement for the benefit of creditors; (C) otherwise becomes bankrupt or insolvent (however evidenced); or (D) has a liquidator, administrator, receiver, trustee, conservator or similar official appointed with respect to it or any substantial portion of its property or assets.

(b) Rights upon Default. If a Party is in default as described above, then the non-defaulting Party may: (i) terminate this Agreement upon notice to the defaulting Party; (ii) withhold any payments due to the defaulting Party under this Agreement and/or any Transportation Service Order; and/or (iii) pursue any other remedy at law or in equity.

(c) Obligation to Cure Breach. If a Party breaches any provision of this Agreement or a Transportation Service Order, which breach does not have a material adverse effect on the other Party, the breaching Party shall still have the obligation to cure such breach.

(d) New Transportation Services Agreement. Upon termination of this Agreement for reasons other than (i) a default by Customer, or (ii) any other termination of this Agreement initiated by Customer except upon a default by Provider, Customer shall have the right to require Provider to enter into a new transportation services agreement with Customer that (A) is consistent with the terms set forth in this Agreement, (B) relates to the LAR Interconnecting Pipelines, and (C) has commercial terms that are, in the aggregate, equal to or more favorable to Provider than fair market value terms as would be agreed by similarly-situated parties negotiating at arm’s length; provided, however; that the term of any such new transportation services agreement shall not extend beyond August 6, 2038.

(e) Transportation Right of First Refusal. In the event that Provider proposes to enter into a transportation services agreement regarding the LAR Interconnecting Pipelines with a third party upon termination of this Agreement for reasons other than (i) a default by Customer, or (ii) any other termination of this Agreement initiated by Customer except upon a default by Provider, Provider shall give Customer 90 days’ prior written notice of any proposed new transportation services agreement with a third party, including (A) details of all of the material terms and conditions thereof and (B) a thirty (30)-day period (beginning upon Customer’s receipt of such written notice) (the “First Offer Period”) in which Customer may make a good faith offer to enter into a new transportation agreement with Provider for the LAR Interconnecting Pipelines (the “Transportation Right of First Refusal”). If Customer makes an offer on terms no less favorable to Provider than the third-party offer with respect to such transportation services agreement during the First Offer Period, then Provider shall be obligated to enter into a transportation services agreement with Customer on the terms set forth above. If Customer does not exercise its Transportation Right of First Refusal in the manner set forth above, Provider may, for the next ninety (90) days, proceed with the negotiation of the third-party transportation services agreement. If no third party agreement is consummated during such ninety (90) day period, the terms and conditions of this Section 12(e) shall again become effective.

(f) Product Removal. Upon termination or expiration of this Agreement, Customer shall promptly remove all of its Products from the LAR Interconnecting Pipelines within thirty (30) days of such termination or expiration.

13. FORCE MAJEURE

(a) Definitions and Notice. As soon as possible upon the occurrence of a Force Majeure, Provider shall provide Customer with written notice of the occurrence of such Force Majeure (a “Force Majeure Notice”). Provider shall identify in such Force Majeure Notice the approximate length of time that Provider reasonably believes in good faith such Force Majeure shall continue (the “Force Majeure Period”). If Provider advises in any Force Majeure Notice that it reasonably believes in good faith that the Force Majeure Period shall continue for more than twelve (12) consecutive Months, then, subject to Section 14 below, at any time after Provider delivers such Force Majeure Notice, either Party may terminate the Agreement, but only upon delivery to the other Party of a notice (a “Termination Notice”) at least twelve (12) Months prior to the expiration of the Force Majeure Period; provided, however, that such Termination Notice shall be deemed cancelled and of no effect if the Force Majeure ends prior to the expiration of such twelve (12)-Month period. For the avoidance of doubt, neither Party may exercise its right under this Section 13(a) to terminate this Agreement as a result of a Force Majeure if the LAR Interconnecting Pipelines have been restored to working order since the applicable Force Majeure, including pursuant to a Restoration.

(b) Revocation of Customer Termination Notice. Notwithstanding the foregoing, if Customer delivers a Termination Notice to Provider (the “Customer Termination Notice”) and, within thirty (30) days after receiving such Customer Termination Notice, Provider notifies Customer that Provider reasonably believes in good faith that it shall be capable of fully performing its obligations under this Agreement within a reasonable period of time and Customer agrees, then the Customer Termination Notice shall be deemed revoked and the applicable portion of this Agreement shall continue in full force and effect as if such Customer Termination Notice had never been given.

14. CAPABILITIES OF LAR INTERCONNECTING PIPELINES

(a) Interruptions of Service. Subject to Force Majeure and interruptions for routine repair and maintenance consistent with customary industry standards, Provider shall use reasonable commercial efforts to minimize the interruption of service on the LAR Interconnecting Pipelines. Provider shall promptly inform Customer of any anticipated partial or complete interruption of service which is projected to extend more than twenty-four (24) hours on any part of the LAR Interconnecting Pipelines affecting Provider’s ability to receive or deliver Products on the LAR Interconnecting Pipelines, including relevant information about the nature, extent, cause and expected duration of the interruption and the actions Provider is taking to resume full operations; provided that Provider shall not have any liability for any failure to notify, or delay in notifying, Customer of any such matters except to the extent Customer has been materially prejudiced or damaged by such failure or delay. Provider shall have the right to immediately shut down operation of the LAR Interconnecting Pipelines or reduce pressures at any time that it determines, in its sole discretion that such action may be required to protect public health, safety or the environment or to comply with Applicable Law. In such case, Customer shall comply with Provider’s requests to effectuate such a shutdown or reduction, and the Parties shall cooperate to allow the LAR Interconnecting Pipelines to resume operations in accordance with prudent industry practices and the provisions of this Agreement.

(b) Maintenance and Repairs.

(i) Provider shall maintain and repair all portions of the LAR Interconnecting Pipelines in accordance with pipeline industry standards and in a manner which allows the LAR Interconnecting Pipelines to be capable, subject to Force Majeure, of shipping, storing and delivering volumes of Products which are no less than the Dedicated Capacity.

(ii) Subject to Force Majeure and interruptions for routine repair and maintenance consistent with customary refined petroleum products pipeline standards, any applicable regulatory requirements, and the other provisions hereunder, Provider shall make the LAR Interconnecting Pipelines continuously available to Customer at all times, and shall ship the volumes of Products nominated by Customer for shipment in the LAR Interconnecting Pipelines upon request.

(iii) If for any reason, including without limitation a Force Majeure event, the throughput capacity of the LAR Interconnecting Pipelines should fall below the Dedicated Capacity, then within a reasonable period of time after the commencement of such reduction, Provider shall make repairs to and/or replace the affected portion of the LAR Interconnecting Pipelines to restore the capacity of the LAR Interconnecting Pipelines to the required Dedicated Capacity (“Restoration”). Except as provided below in Section 14(c) and Section 14(d), all such Restoration shall be at Provider’s cost and expense unless the damage creating the need for such repairs was caused by the negligence or willful misconduct of Customer, its employees, agents or customers.

(c) Capacity Resolution. In the event of the failure of Provider to maintain the LAR Interconnecting Pipelines at its Dedicated Capacity, then either Party shall have the right to call a meeting between executives of both Parties by providing at least two (2) Business Days’ advance written notice. Any such meeting shall be held at a mutually agreeable location and will be attended by executives of both Parties each having sufficient authority to commit his or her respective Party to a Capacity Resolution. At the meeting, the Parties will negotiate in good faith with the objective of reaching a joint resolution for the Restoration of capacity on the affected portion of the LAR Interconnecting Pipelines which will, among other things, specify steps to be taken by Provider to fully accomplish Restoration and the deadlines by which the Restoration must be completed (the “Capacity Resolution”). Without limiting the generality of the foregoing, the Capacity Resolution shall set forth an agreed upon time schedule for the Restoration activities. Such time schedule shall be reasonable under the circumstances, consistent with customary pipeline transportation industry standards and shall take into consideration Provider’s economic considerations relating to costs of the repairs and Customer’s requirements concerning the operation of the Refinery. In the event that Customer’s economic considerations justify incurring additional costs to restore the LAR Interconnecting Pipelines in a more expedited manner than the time schedule determined in accordance with the preceding sentence, Customer may require Provider to expedite the Restoration to the extent reasonably possible, subject to Customer’s payment, in advance, of the estimated incremental costs to be incurred as a result of the expedited time schedule. In the event the Parties agree to an expedited Restoration plan wherein Customer agrees to fund a portion of the Restoration cost, then neither Party shall have the right to terminate this Agreement in connection with a Force Majeure so long as such Restoration is completed with due diligence, and Customer shall pay such portion to Provider in advance based on an estimate conforming to reasonable engineering standards applicable to petroleum products pipelines, as applicable. Upon completion, Customer shall pay the difference between the actual portion of Restoration costs to be paid by Customer pursuant to this Section 14(c) and the estimated amount paid under the preceding sentence within thirty (30) days after receipt of Provider’s invoice therefor, or, if appropriate, Provider shall pay Customer the excess of the estimate paid by Customer over Provider’s actual costs as previously described within thirty (30) days after completion of the Restoration.

(d) Restoration. If at any time after the occurrence of (x) a Partnership Change of Control or (y) a sale of the Refinery, Provider either (i) refuses or fails to meet with Customer within the period set forth in Section 14(c), (ii) fails to agree to perform a Capacity Resolution in accordance with the standards set forth in Section 14(c) or (iii) fails to perform its obligations in compliance with the terms of a Capacity Resolution, Customer may, as its sole remedy for any breach by Provider of any of its obligations under Section 14(c), require Provider to complete a Restoration of the LAR Interconnecting Pipelines. Any such Restoration required under this Section 14(d) shall be completed by Provider at Customer’s cost. Provider shall use commercially reasonable efforts to continue to provide transportation of Products tendered by Customer while such Restoration is being completed. Any work performed by Provider pursuant to this Section 14(d) shall be performed and completed in a good and workmanlike manner consistent with applicable pipeline industry standards and in accordance with all Applicable Laws. Additionally, during such period after the occurrence of (x) a Partnership Change of Control or (y) a sale of the Refinery, Customer may exercise any remedies available to it under this Agreement (other than termination), including the right to immediately seek temporary and permanent injunctive relief for specific performance by Provider of the applicable provisions of this Agreement, including, without limitation, the obligation to make Restorations described herein.

15. SUSPENSION OF REFINERY OPERATIONS

In the event that Customer decides to permanently cease or indefinitely suspend refining operations at the Refinery for a period that shall continue for at least twelve (12) consecutive Months, Customer may provide written notice to Provider of Customer’s intent to terminate this Agreement (the “Suspension Notice”). Such Suspension Notice shall be sent at any time after Customer has publicly announced such cessation or suspension and, upon the expiration of the twelve (12) Month period following the date such notice is sent (the “Notice Period”), this Agreement shall terminate and Customer shall not be required to approve any third party use of the LAR Interconnecting Pipelines. If Customer publicly announces, more than two (2) Months prior to the expiration of the Notice Period, its intent to resume operations at the Refinery, then the Suspension Notice shall be deemed revoked and the applicable portion of this Agreement shall continue in full force and effect as if such Suspension Notice had never been delivered.

16. INDEMNITIES

(a) Provider Indemnities. Notwithstanding anything else contained in this Agreement or any Transportation Service Order, Provider shall release, defend, protect, indemnify, and hold harmless Customer and its affiliates and their respective officers, directors, members, managers, employees, agents, contractors, successors, and assigns (except any Provider Indemnitee) (each individually, a “Customer Indemnitee”, and collectively, the “Customer Indemnitees”), from and against any and all demands, claims (including third-party claims), losses, costs, suits, or causes of action (including, but not limited to, any judgments, losses, liabilities, fines, penalties, expenses, interest, reasonable legal fees, costs of suit, and damages, whether in law or equity and whether in contract, tort, or otherwise) for or relating to (i) personal or bodily injury to, or death of the employees of Customer or Provider and, as applicable, their customers, representatives, and agents; (ii) loss of or damage to any property, products, material, and/or equipment belonging to Customer or Provider and, as applicable, their carriers, customers, representatives, and agents, and each of their respective affiliates, contractors, and subcontractors; (iii) loss of or damage to any other property, products, material, and/or equipment of any other description, and/or personal or bodily injury to, or death of any other Person or Persons; and with respect to clauses (i) through (iii) above, which is caused by or resulting in whole or in part from the negligent or wrongful acts or omissions of Provider in connection with the ownership or operation of the LAR Interconnecting Pipelines and the services provided hereunder, and, as applicable, its carriers, customers (other than the Customer Indemnitees), representatives, and agents, or those of their respective employees with respect to such matters; and (iv) any losses incurred by Customer due to violations of this Agreement or any Transportation Service Order by Provider, or, as applicable, its carriers, customers (other than Customer), representatives, and agents; PROVIDED THAT PROVIDER SHALL NOT BE OBLIGATED TO INDEMNIFY OR HOLD HARMLESS ANY CUSTOMER INDEMNITEE FROM AND AGAINST ANY CLAIMS TO THE EXTENT THEY RESULT FROM THE BREACH OF CONTRACT, STRICT LIABILITY OR THE NEGLIGENT ACTS, ERRORS OR OMISSIONS OR WILLFUL MISCONDUCT OF SUCH CUSTOMER INDEMNITEE.

(b) Customer Indemnities. Notwithstanding anything else contained in this Agreement or any Transportation Service Order, Customer shall release, defend, protect, indemnify, and hold harmless Provider and its affiliates and their respective officers, directors, members, managers, employees, agents, contractors, successors, and assigns (except any Customer Indemnitee) (each individually, a “Provider Indemnitee”, and collectively, the “Provider Indemnitees”) from and against any and all demands, claims (including third-party claims), losses, costs, suits, or causes of action (including, but not limited to, any judgments, losses, liabilities, fines, penalties, expenses, interest, reasonable legal fees, costs of suit, and damages, whether in law or equity and whether in contract, tort, or otherwise) for or relating to (i) personal or bodily injury to, or death of the employees of Provider or Customer and, as applicable, their carriers, customers, representatives, and agents; (ii) loss of or damage to any property, products, material, and/or equipment belonging to Provider or Customer and, as applicable, their carriers, customers, representatives, and agents, and each of their respective affiliates, contractors, and subcontractors; (iii) loss of or damage to any other property, products, material, and/or equipment of any other description and/or personal or bodily injury to, or death of any other Person or Persons; and with respect to clauses (i) through (iii) above, which is caused by or resulting in whole or in part from the negligent or wrongful acts and omissions of Customer, in connection with Customer’s and its customers’ use of the LAR Interconnecting Pipelines and the services provided hereunder, and, as applicable, its carriers, customers, representatives, and agents, or those of their respective employees with respect to such matters; and (iv) any losses incurred by Provider due to violations of this Agreement or any Transportation Service Order by Customer, or, as applicable, its carriers, customers, representatives, and agents; PROVIDED THAT CUSTOMER SHALL NOT BE OBLIGATED TO INDEMNIFY OR HOLD HARMLESS ANY PROVIDER INDEMNITEE FROM AND AGAINST ANY CLAIMS TO THE EXTENT THEY RESULT FROM THE BREACH OF CONTRACT, STRICT LIABILITY OR THE NEGLIGENT ACTS, ERRORS OR OMISSIONS OR WILLFUL MISCONDUCT OF SUCH PROVIDER INDEMNITEE.

(c) Affiliates. Customer and Provider shall not be considered affiliated or affiliates of one another for purposes of the indemnification provisions set forth in this Agreement.

(d) Written Claim. Neither Party shall be obligated to indemnify the other Party or any member of such other Party’s Indemnified Group or be liable to the other Party or any member of such other Party’s Indemnified Group unless a written claim for indemnity is delivered to the other Party within ninety (90) days after the date that a claim is reported or discovered, whichever is earlier.

(e) No Limitation. Except as expressly provided otherwise in this Agreement, the scope of these indemnity provisions may not be altered, restricted, limited, or changed by any other provision of this Agreement. The indemnity obligations of the Parties as set out in this Section 16 are independent of any insurance requirements as set out in Section 19, and such indemnity obligations shall not be lessened or extinguished by reason of a Party’s failure to obtain the required insurance coverages or by any defenses asserted by a Party’s insurers.

(f) Survival. These indemnity obligations shall survive the termination of this Agreement until all applicable statutes of limitation have run regarding any claims that could be made with respect to the activities contemplated by this Agreement.

(g) Third Party Indemnification. If any Party has the rights to indemnification from a third party, the indemnifying party under this Agreement shall have the right of subrogation with respect to any amounts received from such third-party indemnification claim.

17. ASSIGNMENT; PARTNERSHIP CHANGE OF CONTROL

(a) Customer Assignment. Customer shall not assign any of its rights or obligations under this Agreement without Provider’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that Customer may assign this Agreement without Provider’s consent in connection with a sale by Customer of the Refinery so long as the transferee: (i) agrees to assume all of Customer’s obligations under this Agreement and (ii) is financially and operationally capable of fulfilling the terms of this Agreement, which determination shall be made by Customer in its reasonable judgment.

(b) Provider Assignment. Provider shall not assign any of its rights or obligations under this Agreement without Customer’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that (i) Provider may assign this Agreement without Customer’s consent in connection with a sale by Provider of the LAR Interconnecting Pipelines so long as the transferee: (A) agrees to assume all of Provider’s obligations under this Agreement; (B) is financially and operationally capable of fulfilling the terms of this Agreement, which determination shall be made by Provider in its reasonable judgment; and (C) is not a competitor of Customer; and (ii) Provider shall be permitted to make a collateral assignment of this Agreement solely to secure working capital financing for Provider.

(c) Notification of Assignment. Any assignment that is not undertaken in accordance with the provisions set forth above shall be null and void ab initio. A Party making any assignment shall promptly notify the other Party of such assignment, regardless of whether consent is required. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

(d) Partnership Change of Control. Customer’s obligations hereunder shall not terminate in connection with a Partnership Change of Control; provided, however, that in the case of any Partnership Change of Control, Customer shall have the option to extend the Term of this Agreement as provided in Section 5. Provider shall provide Customer with notice of any Partnership Change of Control at least sixty (60) days prior to the effective date thereof.

18. NOTICE

All notices, requests, demands, and other communications hereunder will be in writing and will be deemed to have been duly given: (a) if by transmission by facsimile or hand delivery, when delivered; (b) if mailed via the official governmental mail system, five (5) Business Days after mailing, provided said notice is sent first class, postage pre-paid, via certified or registered mail, with a return receipt requested; (c) if mailed by an internationally recognized overnight express mail service such as Federal Express, UPS, or DHL Worldwide, one (1) Business Day after deposit therewith prepaid; or (d) if by e-mail one Business Day after delivery with receipt confirmed. All notices will be addressed to the Parties at the respective addresses as follows:

If to Customer, to:

Tesoro Refining & Marketing Company LLC

19100 Ridgewood Parkway

San Antonio, Texas 78259

Attention: General Counsel

If to Provider, to:

Tesoro SoCal Pipeline Company LLC

19100 Ridgewood Parkway

San Antonio, Texas 78259

For legal notices:

Attention: General Counsel

For all other notices and communications:

Attention: Don J. Sorensen, Senior Vice President, Logistics

phone: (210) 626-6195

email: Don.J.Sorensen@andeavor.com

or to such other address or to such other Person as either Party will have last designated by notice to the other Party.

19. INSURANCE

(a) Coverage. At all times during the Term and for a period of two (2) years after termination of this Agreement for any coverage maintained on a “claims-made” or “occurrence” basis, Customer shall maintain at its expense the below listed insurance in the amounts specified below, or self-insurance in such amounts as may be agreed pursuant to a Transportation Service Order. Such insurance shall provide coverage to Provider and such policies, other than Worker’s Compensation Insurance, shall include Provider as an Additional Insured. Each policy shall provide that it is primary to and not contributory with any other insurance, including any self-insured retention, maintained by Provider (which shall be excess) and each policy shall provide the full coverage required by this Agreement and any Transportation Service Order. All such insurance shall be written with carriers and underwriters acceptable to Provider, and eligible to do business in the State of California and having and maintaining an A.M. Best financial strength rating of no less than “A-” and financial size rating no less than “VII”; provided that Customer may procure worker’s compensation insurance from the State of California. All limits listed below are required MINIMUM LIMITS:

(i) Workers Compensation and Occupational Disease Insurance which fully complies with Applicable Law of the State of California, in limits not less than statutory requirements;

(ii) Employers Liability Insurance with a minimum limit of $1,000,000 for each accident, covering injury or death to any employee which may be outside the scope of the worker’s compensation statute of the jurisdiction in which the worker’s service is performed, and in the aggregate as respects occupational disease;

(iii) Commercial General Liability Insurance, with minimum limits of $1,000,000 combined single limit per occurrence for bodily injury and property damage liability, or such higher limits as may be required by Provider or by Applicable Law from time to time. This policy shall include Broad Form Contractual Liability insurance coverage which shall specifically apply to the obligations assumed in this Agreement and any Transportation Service Order by Customer;

(iv) Automobile Liability Insurance covering all owned, non-owned and hired vehicles, with minimum limits of $1,000,000 combined single limit per occurrence for bodily injury and property damage liability, or such higher limit(s) as may be required by Customer or by Applicable Law from time to time. Limits of liability for this insurance must be not less than $1,000,000 per occurrence;

(v) Excess (Umbrella) Liability Insurance with limits not less than $4,000,000 per occurrence. Additional excess limits may be utilized to supplement inadequate limits in the primary policies required in items (ii), (iii), and (iv) above;

(vi) Pollution Legal Liability with limits not less than $25,000,000 per loss with an annual aggregate of $25,000,000. Coverage shall apply to bodily injury and property damage including loss of use of damaged property and property that has not been physically injured; cleanup costs, defense, including costs and expenses incurred in the investigation, defense or settlement of claim; and

(vii) Cargo/Inventory Insurance, with a limit of no less than $1,000,000, which property insurance shall be first-party property insurance to adequately cover all Products owned by Customer throughput through the LAR Interconnecting Pipelines.

(b) Waiver of Subrogation. All such policies must be endorsed with a Waiver of Subrogation endorsement, effectively waiving rights of recovery under subrogation or otherwise, against Provider, and shall contain where applicable, a severability of interest clause and a standard cross liability clause.

(c) Insurance Certificates. Upon execution of this Agreement and prior to the operation of any equipment by Customer, Customer will furnish to Provider, and at least annually thereafter (or at any other times upon request by Provider) during the Term (and for any coverage maintained on a “claims-made” basis, for two (2) years after the termination of this Agreement or any applicable Transportation Service Order), insurance certificates and/or certified copies of the original policies to evidence the insurance required herein. Such certificates shall be in the form of the “Accord” Certificate of Insurance, and reflect that they are for the benefit of Provider and shall provide that there will be no material change in or cancellation of the policies unless Provider is given at least thirty (30) days prior written notice. Certificates providing evidence of renewal of coverage shall be furnished to Provider prior to policy expiration.

(d) Self-Insurance. Customer shall be solely responsible for any deductibles or self-insured retention.

20. CONFIDENTIAL INFORMATION

(a) Obligations. Each Party shall use reasonable efforts to retain the other Party’s Confidential Information in confidence and not disclose the same to any third party nor use the same, except as authorized by the disclosing Party in writing or as expressly permitted in this Section 20. Each Party further agrees to take the same care with the other Party’s Confidential Information as it does with its own, but in no event less than a reasonable degree of care. Excepted from these obligations of confidence and non-use is that information which:

(i) is available, or becomes available, to the general public without fault of the receiving Party;

(ii) was in the possession of the receiving Party on a non-confidential basis prior to receipt of the same from the disclosing Party (it being understood, for the avoidance of doubt, that this exception shall not apply to information of Provider that was in the possession of Customer or any of its affiliates as a result of their ownership or operation of the LAR Interconnecting Pipelines prior to the Commencement Date);

(iii) is obtained by the receiving Party without an obligation of confidence from a third party who is rightfully in possession of such information and, to the receiving Party’s knowledge, is under no obligation of confidentiality to the disclosing Party; or

(iv) is independently developed by the receiving Party without reference to or use of the disclosing Party’s Confidential Information.

For the purpose of this Section 20, a specific item of Confidential Information shall not be deemed to be within the foregoing exceptions merely because it is embraced by, or underlies, more general information in the public domain or in the possession of the receiving Party.

(b) Required Disclosure. Notwithstanding Section 20(a) above, if the receiving Party becomes legally compelled to disclose the Confidential Information by a court, Governmental Authority or Applicable Law, or is required to disclose by the listing standards of the New York Stock Exchange, any of the disclosing Party’s Confidential Information, the receiving Party shall promptly advise the disclosing Party of such requirement to disclose Confidential Information as soon as the receiving Party becomes aware that such a requirement to disclose might become effective, in order that, where possible, the disclosing Party may seek a protective order or such other remedy as the disclosing Party may consider appropriate in the circumstances. The receiving Party shall disclose only that portion of the disclosing Party’s Confidential Information that it is required to disclose and shall cooperate with the disclosing Party in allowing the disclosing Party to obtain such protective order or other relief.

(c) Return of Information. Upon written request by the disclosing Party, all of the disclosing Party’s Confidential Information in whatever form shall be returned to the disclosing Party upon termination of this Agreement or destroyed with destruction certified by the receiving Party, without the receiving Party retaining copies thereof except that one copy of all such Confidential Information may be retained by a Party’s legal department solely to the extent that such Party is required to keep a copy of such Confidential Information pursuant to Applicable Law and the receiving Party shall be entitled to retain any Confidential Information in the electronic form or stored on automatic computer back-up archiving systems during the period such backup or archived materials are retained under such Party’s customary procedures and policies; provided, however, that any Confidential Information retained by the receiving Party shall be maintained subject to confidentiality pursuant to the terms of this Section 20 and such archived or back-up Confidential Information shall not be accessed except as required by Applicable Law.

(d) Receiving Party Personnel. The receiving Party will limit access to the Confidential Information of the disclosing Party to those of its employees, attorneys and contractors that have a need to know such information in order for the receiving Party to exercise or perform its rights and obligations under this Agreement (the “Receiving Party Personnel”). The Receiving Party Personnel who have access to any Confidential Information of the disclosing Party will be made aware of the confidentiality provision of this Agreement, and will be required to abide by the terms thereof. Any third party contractors that are given access to Confidential Information of a disclosing Party pursuant to the terms hereof shall be required to sign a written agreement pursuant to which such Receiving Party Personnel agree to be bound by the provisions of this Agreement, which written agreement will expressly state that it is enforceable against such Receiving Party Personnel by the disclosing Party.

(e) Survival. The obligation of confidentiality under this Section 20 shall survive the termination of this Agreement for a period of two (2) years.

21. MISCELLANEOUS

(a) Modification; Waiver. This Agreement and any Transportation Service Orders may be terminated, amended or modified only by a written instrument executed by the Parties. Any of the terms and conditions of this Agreement may be waived in writing at any time by the Party entitled to the benefits thereof. No waiver of any of the terms and conditions of this Agreement, or any breach thereof, will be effective unless in writing signed by a duly authorized individual on behalf of the Party against which the waiver is sought to be enforced. No waiver of any term or condition or of any breach of this Agreement will be deemed or will constitute a waiver of any other term or condition or of any later breach (whether or not similar), nor will such waiver constitute a continuing waiver unless otherwise expressly provided.

(b) Entire Agreement. This Agreement, together with the Schedules, constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the Parties in connection therewith.

(c) Construction and Interpretation. In interpreting this Agreement, unless the context expressly requires otherwise, all of the following apply to the interpretation of this Agreement:

(i) Preparation of this Agreement has been a joint effort of the Parties and the resulting Agreement against one of the Parties as the drafting Party.

(ii) Plural and singular words each include the other.

(iii) Masculine, feminine and neutral genders each include the others.

(iv) The word “or” is not exclusive and includes “and/or.”

(v) The words “includes” and “including” are not limiting.

(vi) References to the Parties include their respective successors and permitted assignees.

(vii) The headings in this Agreement are included for convenience and do not affect the construction or interpretation of any provision of, or the rights or obligations of a Party under, this Agreement.

(d) Governing Law; Jurisdiction. This Agreement and any Transportation Service Orders shall be governed by the laws of the State of Texas without giving effect to its conflict of laws principles. Each Party hereby irrevocably submits to the exclusive jurisdiction of any federal court of competent jurisdiction situated in the United States District Court for the Western District of Texas, San Antonio Division, or if such federal court declines to exercise or does not have jurisdiction, in the district court of Bexar County, Texas. The Parties expressly and irrevocably submit to the jurisdiction of said Courts and irrevocably waive any objection which they may now or hereafter have to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement or any Transportation Service Orders brought in such Courts, irrevocably waive any claim that any such action, suit or proceeding brought in any such Court has been brought in an inconvenient forum and further irrevocably waive the right to object, with respect to such claim, action, suit or proceeding brought in any such Court, that such Court does not have jurisdiction over such Party. The Parties hereby irrevocably consent to the service of process by registered mail, postage prepaid, or by personal service within or without the State of Texas. Nothing contained herein shall affect the right to serve process in any manner permitted by law.

(e) Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or portable document format (pdf)) for the convenience of the Parties hereto, each of which counterparts will be deemed an original, but all of which counterparts together will constitute one and the same agreement.

(f) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be valid and effective under Applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance will be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision hereof, and the Parties will negotiate in good faith with a view to substitute for such provision a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

(g) No Third Party Beneficiaries. Except as specifically provided in Section 16, it is expressly understood that the provisions of this Agreement or any Transportation Service Order do not impart enforceable rights in anyone who is not a Party or successor or permitted assignee of a Party.

(h) WAIVER OF JURY TRIAL. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDINGS RELATING TO THIS AGREEMENT OR ANY PERFORMANCE OR FAILURE TO PERFORM OF ANY OBLIGATION HEREUNDER.

(i) Schedules. Each of the Schedules attached hereto and referred to herein is hereby incorporated in and made a part of this Agreement as if set forth in full herein.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the date first written above.

TESORO REFINING & MARKETING COMPANY LLC

By:	/s/ Stephan E. Tompsett
Name:	Stephan E. Tompsett
Title:	Vice President and Treasurer

TESORO SOCAL PIPELINE COMPANY LLC

By:	/s/ Steven M. Sterin
Name:	Steven M. Sterin
Title:	President and Chief Financial Officer

Signature Page

Transportation Services Agreement

SCHEDULE A

I. Description and Layout of LAR Interconnecting Pipelines

II. Initial Capacity

Line	Service	Initial Capacity (000’s bpd)	Maximum Allowable Operating Pressure (MAOP)
701/71	Distillation Gas Oil (DGO)	45	720
702	Light Cycle Oil / Unrefined Diesel (Hydrocracker Feed)	60	720
704	Naphtha/Blend Components	53.5	720
706	Butylene	10.5	720

Schedule A

Transportation Services Agreement

707	Propylene	3.6	720
709	Butane	16.3	720
Reserve	NA	NA	NA
Reserve	NA	NA	NA

Schedule A

Transportation Services Agreement

EXHIBIT 1

FORM OF

TRANSPORTATION SERVICE ORDER

This Transportation Service Order is entered as of                     , by and between Tesoro Refining & Marketing Company LLC, a Delaware limited liability company (“Customer”), and Tesoro SoCal Pipeline Company LLC, a Delaware limited liability company (“Provider”), pursuant to and in accordance with the terms of the Transportation Services Agreement (LAR Interconnecting Pipelines) dated as of August 6, 2018 between Customer and Provider (the “Agreement”).

Capitalized terms not otherwise defined herein shall have the meaning set forth in the Agreement.

Pursuant to Section 7 of the Agreement, the Parties agree to the following provisions:

[Insert applicable provisions:

(i) the type of Product applicable to this Transportation Service Order (and any other specific quality specifications for each such Product type);

Line 701/71—DGO (Sweet Gasoil)

Line 702—Light Cycle Oil (LCO) and URD (Hydrocracker feed)

Line 704—Naphtha/Blend Components

Line 706—Butylene

Line 707—Propylene (RGP)

Line 709 – Butane

(ii) the Dedicated Capacity of the LAR Interconnecting Pipelines;

(iii) any Capacity Expansion pursuant to Section 3(c) of the Agreement;

(iv) the Transportation Services Fee pursuant to Section 6(a) of the Agreement;

(v) any reimbursement for requested capital expenditures pursuant to Section 6(c) of the Agreement;

(vi) any reimbursement related to newly imposed taxes and regulations pursuant to Section 6(d) of the Agreement;

(vii) any Surcharge pursuant to Section 6(e) of the Agreement;

(viii) any agreements with respect to the Transportation Service Fee during periods when the full Dedicated Capacity of the LAR Interconnecting Pipelines is unavailable pursuant to Section 6(a) of the Agreement; and

(ix) any other services that may be agreed upon by the Parties.]

Exhibit 1

Transportation Services Agreement

Except as set forth in this Transportation Service Order, the other terms of the Agreement are hereby incorporated by reference and shall continue in full force and effect and shall apply to the terms of this Transportation Service Order.

[SIGNATURE PAGE FOLLOWS.]

Exhibit 1

Transportation Services Agreement

IN WITNESS WHEREOF, the Parties have duly executed this Transportation Service Order as of the date first written above.

TESORO REFINING & MARKETING COMPANY LLC

By:
Name:	Gregory J. Goff
Title:	President and Chief Executive Officer

TESORO SOCAL PIPELINE COMPANY LLC

By:
Name:	Steven M. Sterin
Title:	President and Chief Financial Officer

Exhibit 1

Transportation Services Agreement